Exhibit 99.1

Enumeral Reports First Quarter 2015 Financial Results

CAMBRIDGE, Mass.--May 15, 2015--Enumeral Biomedical Holdings, Inc. (OTCQB: ENUM) (“Enumeral” or the “Company”), a biotechnology company focused on discovering and developing novel antibody immunotherapies that help the immune system fight cancer and other diseases, today reported financial results for the quarter ended March 31, 2015.

“During the first quarter, we further executed on our corporate strategy and continued to advance our novel antibody programs toward the clinic,” said Arthur H. Tinkelenberg, Ph.D., President and Chief Executive Officer. “We anticipate our lead PD-1 antagonist program will enter IND-enabling studies later this year, and we also remain focused on advancing earlier-stage programs in our pipeline to drive growth. On the corporate front, we continue to pursue additional collaborations, building on our existing efforts with Merck and with leading research institutions. We are encouraged by the progress we have made, and believe we are well positioned for additional achievements in the months ahead.”

First Quarter 2015 Financial Results

•	Revenue: Revenue increased by $224,008 to $274,722 for the three months ended March 31, 2015, as compared to $50,714 for the three months ended March 31, 2014. This increase in revenue is primarily attributable to the Company’s collaboration agreement with Merck.

•	Research and Development Expenses: Research and development (“R&D”) expenses increased by $545,092 to $1,230,504 for the three months ended March 31, 2015, as compared to $685,412 for the three months ended March 31, 2014. This increase is primarily due to higher payroll and personnel expenses related to the hiring of additional R&D employees, increased patent expenses, and increases in laboratory material costs. The Company expects R&D expenses to continue to increase as the Company hires additional personnel and expands R&D facilities to accommodate its existing proprietary programs.

•	General and Administrative Expenses: General and administrative expenses increased by $920,866 to $1,424,943 for the three months ended March 31, 2015, as compared to $504,077 for the three months ended March 31, 2014. This increase is primarily due to increases in professional services fees, including additional fees related to being a public company, and exit costs associated with the Company’s relocation to new laboratory and office space in March 2015.

•	Other Income (Expense): Other income (expense) increased by $4,724,220 to $4,672,519 for the three months ended March 31, 2015, as compared to ($51,701) for the three months ended March 31, 2014. This increase is primarily attributable to $4,669,884 in non-cash income related to the change in the fair value of the warrants issued in connection with the Company’s July 2014 private placement transaction (the “PPO”). This gain is a result of the decrease in the fair value of the Company’s stock price between December 31, 2014 and March 31, 2015. The Company expects that future changes in the fair value of the warrant liability will be due primarily to fluctuations in the value of the Company’s common stock and potential exercises of outstanding warrants.

•	Net Income (Loss): Net income increased by $3,482,270 to $2,291,794 for the three months ended March 31, 2015, as compared to a net loss of $1,190,476 for the three months ended March 31, 2014. This increase was primarily due to gain of $4,669,884 from the change in the fair value of the Company’s warrant liability, offset by an increase of $1,465,958 in research and development and general and administrative expenses.

•	Cash, Cash Equivalents and Marketable Securities: During the three month period March 31, 2015, the Company utilized $1,455,373 in cash to fund operations. This utilization was comprised of $2,064,248 in cash used in operating activities, offset by $608,875 in cash provided by investing activities. As of March 31, 2015, the Company had approximately $11.0 million in cash, cash equivalents and marketable securities. The Company believes that its existing cash, cash equivalents and marketable securities, as well as anticipated cash flow from collaborations, will be sufficient to support its operations into the second quarter of 2016.

About Enumeral

Enumeral is a biopharmaceutical company discovering and developing novel antibody immunotherapies that help the immune system fight cancer and other diseases. The Company is building a pipeline focused on next-generation checkpoint modulators, with initial targets including PD-1, Tim3, Lag-3, OX40, and VISTA. In developing these agents, Enumeral’s researchers apply a proprietary immune profiling technology platform that measures functioning of the human immune system at the level of individual cells, providing key insights for candidate selection and validation. The Company aims to move its lead PD-1 antagonist into clinical testing during the second half of 2016, with additional programs advancing toward IND-enabling studies. For more information on Enumeral, please visit www.enumeral.com.

Forward Looking Statements Disclosure

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements reflect current beliefs of Enumeral Biomedical Holdings, Inc. (“Enumeral”) with respect to future events and involve known and unknown risks, uncertainties, and other factors affecting operations, market growth, Enumeral’s stock price, services, products and licenses. No assurances can be given regarding the achievement of future results, and although Enumeral believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, actual results may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, performance or achievements, or industry results to differ materially from those contemplated by such forward-looking statements include, among others, the risks that (a) Enumeral’s expectations regarding market acceptance of the Company’s business in general and the Company’s ability to penetrate the antibody discovery and development fields in particular, as well as the timing of such acceptance, (b) Enumeral’s ability to attract and retain management with experience in biotechnology and antibody discovery and similar emerging technologies, (c) the scope, validity and enforceability of Enumeral’s and third party intellectual property rights, (d) Enumeral’s ability to raise capital when needed and on acceptable terms and conditions, (e) Enumeral’s ability to comply with governmental regulation, (f) the intensity of competition, (g) changes in the political and regulatory environment and in business and fiscal conditions in the United States and overseas and (h) general economic conditions.

More detailed information about Enumeral and risk factors that may affect the realization of forward-looking statements, including forward-looking statements in this press release, is set forth in Enumeral’s filings with the Securities and Exchange Commission. Enumeral urges investors and security holders to read those documents free of charge at the Commission’s website at http://www.sec.gov. Forward-looking statements speak only as to the date they are made, and except for any obligation under the U.S. federal securities laws, Enumeral undertakes no obligation to publicly update any forward-looking statement as a result of new information, future events or otherwise.

Enumeral Biomedical Holdings Inc.

Condensed Consolidated Balance Sheet

(Unaudited)

	March 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$11,007,474	$13,470,236
Other current assets	478,517	486,781
Total current assets	11,485,991	13,957,017
Property and equipment, net	1,239,797	1,007,127
Other assets	570,826	570,826
Total assets	$13,296,614	$15,534,970
LIABILITIES AND S TOCKHOLDERS ' EQUITY (DEFICIENCY)
Current liabilities:
Accounts payable	$264,486	$614,106
Accrued expenses	550,430	217,141
Derivative liabilities	11,448,918	16,118,802
Other liabilities	174,052	167,324
Total current liabilities	12,437,886	17,117,373
Other long term liabilities	90,710	101,180
Total liabilities	12,528,596	17,218,553
Total stockholders' equity (deficiency)	768,018	(1,683,583)
Total liabilities and stockholders’ equity (deficiency)	$13,296,614	$15,534,970

Enumeral Biomedical Holdings Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2015	2014

Revenues:
Collaboration and license revenues	$209,635	$50,714
Grant revenue	65,087	—
	274,722	50,714

Cost of revenues and expenses:
Research and development	1,230,504	685,412
General and administrative	1,424,943	504,077
Total cost of revenues and expenses	2,655,447	1,189,489
Loss from operations	(2,380,725)	(1,138,775)
Other income (expense):
Interest income (expense)	2,635	(52,361)
Change in fair value of derivative liabilities	4,669,884	660
Total other income (expense), net	4,672,519	(51,701)
Net income (loss) before income taxes	2,291,794	(1,190,476)
Provision for income taxes	—	—
Net Income (Loss)	$2,291,794	$(1,190,476)
Other comprehensive loss:
Reclassification for loss included in net income (loss)	6	—
Net unrealized holding losses on available-for-sale securities arising during the period	(6,590)	—
Comprehensive income (loss)	$2,285,210	$(1,190,476)

Income (loss) per common share:
Basic	$0.04	$(0.07)
Diluted	$0.04	$(0.07)
Weighted-average number of common shares outstanding:
Basic	51,607,454	16,692,130
Diluted	52,849,869	16,692,130

Contacts

Enumeral Biomedical Holdings, Inc.

Kevin G. Sarney, 617-945-9146

kevin@enumeral.com

Burns McClellan, Inc., on behalf of Enumeral Biomedical Holdings, Inc.

Investors

Steve Klass, 212-213-0006

sklass@burnsmc.com

or

Media

Justin Jackson, 212-213-0006, ext. 327

jjackson@burnsmc.com